Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS, L.P. ANNOUNCES
$135 MILLION PRIVATE PLACEMENT

DENVER—April 9, 2007—MarkWest Energy Partners, L.P. (AMEX: MWE), announced that today it entered into a definitive agreement for the private placement of approximately 4.1 million newly issued common units at a purchase price of $32.98, for gross proceeds of approximately $135 million, not including the General Partner’s contribution to maintain its two percent general partner interest.  The proceeds of this transaction will be used primarily to fund capital expenditure requirements.  Investors in the private placement include affiliates of GPS Partners, LLC; Kayne Anderson Capital Advisors, L.P.; Swank Capital, LLC; Tortoise Capital Advisors, LLC; and Zimmer Lucas Partners, LLC.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

###

MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2006, as amended, and our Forms 10-Q, as amended, as filed with the SEC.